Exhibit (e)(13)

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is made and entered into as of the 1st day of January, 2011 (“Effective Date”) between Calamos Holdings LLC, a Delaware limited liability company (the “Sublessor”), and Primacy Business Center LLC, a Delaware limited liability company (the “Subtenant”).

1. PREMISES: In accordance with that Lease Agreement dated October 7, 2004 by Sublessor, as tenant, and 2020 Calamos Court LLC (the “Landlord”) as amended from time to time (the “Prime Lease”), Sublessor leases from Landlord premises containing approximately one hundred fifty five thousand (155,000) square feet (as more particularly described in the Prime Lease, the “Leased Premises”) in the office building located at 2020 Calamos Court, Naperville, Illinois 60563 (the “Property”).

2. DEMISE: Sublessor hereby subleases to Subtenant nine thousand eight hundred and eighty-one (9,881) square feet of the Leased Premises (the “Subleased Premises”) in accordance with this Sublease. The Subleased Premises is located in the south east corner of the second floor of the Leased Premises as identified on Exhibit A. Subject to the terms of the Prime Lease, Subtenant shall have the right to use all common areas identified on Exhibit A.

3. SUBLEASE: This Sublease is subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subject and subordinate. Sublessor’s obligations under the Prime Lease shall remain in full force and effect throughout the term of this Sublease.

4. TERM: The term of this Sublease shall commence January 1, 2011 and shall expire on December 31, 2011 (the “Term”). This Sublease will automatically renew for one (1) year periods, unless either party terminates this Sublease for any reason by providing written notice to the other party at least thirty (30) prior to the end of the Term or any subsequent renewal period.

5. PRIME LEASE: If any of the express provisions of the Sublease shall conflict with any of the provisions of the Prime Lease incorporated by reference herein, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease. Notwithstanding the foregoing or anything to the contrary contained herein, Subtenant shall not have the right to alter the Subleased Premises in any material way without first obtaining Sublessor’s prior written approval.

6. RENT: Subtenant shall pay rent at an annual gross rental rate of Twenty Seven Dollars ($27.00) per square foot for the Subleased Premises, payable in monthly installments of $22,232.25 per month (the “Rent”), without demand, notice or setoff. Rent shall be paid monthly and will be due on the Effective Date and thereafter in advance on the first day of each month of the term of the Sublease. Subtenant shall make all payments to Sublessor at the address set forth herein or to such other place as Sublessor may designate in writing. If the Effective Date or the expiration date is other than the first day or last day, respectively, of a calendar month, the Rent for the first month shall be prorated. Rent shall include, but not be limited to, security costs and telephone charges.

7. NO PRIVITY OF ESTATE: Nothing contained in the Sublease shall be construed to create privity of estate or of contract between Subtenant and the Landlord.

8. USE: Subtenant shall use and occupy the Subleased Premises solely for general office purposes and lawful uses incidental thereto. Any other activities not specifically mentioned above regarding the use and occupancy of the Subleased Premises are subject to the prior written approval of Sublessor and Landlord.

9. CONDITION OF SUBLEASED PREMISES/GROSS SUBLEASE: Subtenant is leasing the Subleased Premises in it’s “as is,” “where is” condition on the date hereof. Included in this Sublease and the rent stated herein are all common area maintenance and building expenses, including without limitation, utilities, taxes, maintenance and repairs, snow removal, trash removal, janitorial services, professional fees, HVAC, insurance, property management fees, building capital improvements, building amenities as well as any and all equipment, furniture, fixtures, partitions, wiring and other amenities contained within the Subleased Premises on the date hereof. Sublessor agrees to provide the same level of services to the Subleased Premises and its occupants as to the rest of its premises under the Prime Lease, including, without limitation, HVAC, security, mail room, utility connections, use of building amenities, parking, and other related services.

10. CONSENT AND APPROVALS: Sublessor shall reasonably cooperate to seek Landlord’s consent to any matter under the Prime Lease as may be reasonably requested by Subtenant.

11. NOTICES: Any notice, report, statement, approval, consent, designation, demand or request to be given under this Sublease shall be effective when made in writing, deposited for mailing with the United States Postal Service or with a recognized overnight delivery service and addressed to Sublessor or Subtenant at the following addresses:

SUBTENANT:

Primacy Business Center LLC

Attention: General Counsel

2020 Calamos Court

Naperville, IL 60563

SUBLESSOR:

Calamos Holdings LLC

Attention: General Counsel

2020 Calamos Court

Naperville, IL 60563

Sublessor shall promptly give written notice to Subtenant of (i) all claims, demands or controversies by or with the Landlord under the Prime Lease, and (ii) any events which require that Sublessor give notice to Landlord under the Prime Lease, which would materially affect Subtenant’s rights or obligations hereunder.

12. INSURANCE: Subtenant shall, throughout the Term of this Sublease, maintain for the Subleased Premises comparable insurance coverage as required of Sublessor under the Prime Lease. Such insurance shall, in addition to complying with the requirements of the Prime Lease, name Sublessor as an additional insured.

13. DEFAULT: The default provisions set forth in the Prime Lease are incorporated herein by reference provided however that the non-payment of Rent within five (5) days after its due date on more that one occasion during the Term shall constitute a default.

14. BROKERAGE: Each party represents and warrants to the other that no broker or other person had any part, or was instrumental in any way, in bringing about the Sublease. Each party agrees to indemnify, defend and hold harmless the other from and against any claims made by any broker or other person for a brokerage commission, finder’s fee, or similar compensation, by reason of or in connection with the Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorney’s fees) which may be incurred in connection with such claims if such other broker or other person claims to have had dealings with such party.

15. WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM: Each party waives all right to trial by jury in any action, proceeding or counterclaim arising out of or in any way connected with the Sublease, the relationship of Sublessor and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages.

16. MODIFICATIONS: The Sublease cannot be changed orally or in any manner other than by a written agreement executed by both parties. Sublessor shall not amend the Prime Lease with respect to any material provision that would materially affect Subtenant’s rights or obligations hereunder without Subtenant’s prior written consent.

17. SUCCESSORS AND ASSIGNS: The provisions of the Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

18. INTERPRETATION: This Sublease shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of the Sublease or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of the Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions and headings are solely for convenience of reference and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Sublease to be drafted.

19. AUTHORITY: Each party represents and warrants that the undersigned has the full right, power and authority to execute this Sublease on behalf of the party indicated.

20. FURNISHINGS: Sublessor agrees to allow Subtenant to use the office furniture located within the Subleased Premises on the Effective Date. Subtenant will assume the responsibility for the care and maintenance of the furniture, and return it to the Sublessor in as good condition, wear and tear excepted, at the end of the Term. At no additional cost, Landlord will provide for the setup and installation of telephone lines, computers and high speed internet connections.

21. PARKING: Subject to the terms and conditions of the Prime Lease, Sublessor shall, at no cost to Subtenant, allow Subtenant the use of such parking as is made available to Sublessor under the Prime Lease, but only to the extent of the ratio of the Subleased Premises to the Leased Premises.

22. LANDLORD’S CONSENT: This Sublease is expressly contingent upon Landlord’s consent and approval as evidenced below.

23. COUNTERPARTS: This Sublease may be executed in multiple counterparts. Signatures sent via facsimile and email shall be deemed originals.

24. DISCLOSURE: Landlord represents that it has no knowledge of any factors with respect to the Property in matters concerning its environmental conditions, the presence of hazardous waste, asbestos, underground storage tanks, toxic substances or in its compliance with the Americans with Disabilities Act (ADA), zoning of the Property, the existence of flood plains, wetlands, or any factors that could negatively affect the Tenant’s occupancy and use of the Property. However, as a matter of practice, Tenant should conduct its own due diligence with regard to such matters.

[Signature Page Follows]

IN WITNESS WHEREOF, Sublessor and Subtenant have hereunto executed this Sublease as of the day and year first above written.

SUBLESSOR:

CALAMOS HOLDINGS LLC

By:

Name:	James J. Boyne

SUBTENANT:

PRIMACY BUSINESS CENTER LLC

By: CALAMOS FAMILY PARTNERS, INC.
Its: Manager

By:

Name:	Gerald J. Rixie

LANDLORD:

2020 Calamos Court LLC, as Landlord of the prime Lease, hereby consents and approves of the execution of this Sublease.

By:
[Signature]

Name:	Gerald J. Rixie

Its:	Chief Financial Officer

Exhibit A — Sublease Premises

EXHIBIT A